                                                                  EXHIBIT (G)(1)

                         CUSTODIAN SERVICES AGREEMENT
                         ----------------------------

     THIS AGREEMENT (the "Agreement") is made and entered into effective as of June 20, 2001 by and among PACIFIC FUNDS, a Delaware business trust having its principal office and place of business at 700 Newport Center Drive, Newport Beach, California 92660 ("Trust"), and PFPC TRUST COMPANY, a Delaware limited purpose trust company having an office and place of business at 8800 Tinicum Boulevard, Philadelphia, PA 19153 ("PFPC" or "Custodian").

                                  WITNESSETH:

     WHEREAS, Trust initially established the funds identified on the attached Exhibit A, as such Exhibit A may be amended from time to time by the parties to identify such other funds with respect to which Trust and Custodian have agreed that Custodian will serve as custodian hereunder (the "Funds"); and

     WHEREAS, Trust desires to appoint PFPC as custodian of the securities and monies for the investment portfolios of the Funds; and

     WHEREAS, PFPC is willing to accept such appointment;

     NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

I.   APPOINTMENT OF CUSTODIAN.  Trust hereby appoints PFPC as its custodian with
     -------------------------
     respect to each Fund of Trust, and PFPC accepts such appointment:

     Custodian will provide for the safekeeping of the Funds' securities, other investments, monies and other property ("Assets"). Custodian agrees that it shall hold all Assets received from each Fund in a separate account (each such account hereinafter called the "Account") at Custodian or as otherwise provided in this Agreement; provided, however, that Custodian shall be the legal situs of the Accounts.

II.  DELIVERY OF CORPORATE DOCUMENTS.  Trust has delivered or will deliver to
     --------------------------------
     Custodian prior to the effective date of the Agreement, copies of the following documents and all amendments or supplements thereto, properly certified or authenticated:

     A. Upon request by Custodian, resolutions of the Board of Trustees of Trust (the "Board") appointing Custodian as custodian for the Funds hereunder and approving the form of this Agreement; and

     B. Resolutions of the Board designating certain persons to give instructions on behalf of Trust to Custodian.

III. DUTIES AND RESPONSIBILITIES OF CUSTODIAN.
     -----------------------------------------

     A. Delivery of Assets
        ------------------

        Trust will deliver or cause to be delivered to Custodian on the effective date of this Agreement, or as soon thereafter as practicable, and from time to time thereafter, all portfolio securities acquired by it with respect to each Fund and monies then owned by it except as permitted by the Investment Company Act of 1940, as amended, (the "1940 Act") or from time to time coming into its possession during the time this Agreement shall continue in effect. Custodian shall have no responsibility or liability whatsoever for or on account of securities or monies not so delivered. All securities so delivered to Custodian (other than bearer securities) shall be registered in the name of Trust and the appropriate Fund, or of a nominee of Custodian, or shall be properly endorsed and in form for transfer satisfactory to Custodian.

     B. Delivery of Accounts
        --------------------

        Trust shall turn over to Custodian all of Trust's relevant accounts. Custodian shall be entitled to rely conclusively on the completeness and correctness of the accounts turned over to it by Trust, and Trust shall indemnify and hold Custodian harmless of and from any and all expenses, damages and losses whatsoever arising out of or in connection with any such accounts or in the failure of Trust to provide any portion of such or to provide any information needed by Custodian to knowledgeably perform its function hereunder.

     C. Delivery of Assets to Third Parties
        -----------------------------------

        1. Custodian will receive delivery and keep safely the assets of the Funds delivered to it from time to time segregated in the accounts. Custodian will not deliver, assign, pledge or hypothecate any such assets to any person except as permitted by the provisions of this Agreement.

        2. Notwithstanding any other provision of the Agreement, Custodian is hereby authorized to deposit or arrange for the deposit of securities of Trust eligible for book entry deposit in Federal Reserve Banks under book entry to the extent acceptable under applicable regulations of the Department of the Treasury of the United States and the Federal Reserve Bank involved.

        3. Notwithstanding any other provision of this Agreement, Custodian is authorized in its capacity as custodian for Trust to use the facilities and services of the Depository Trust Company, or any other system for the central handling of securities with which securities may be deposited under the provisions of section 17(f) of the 1940 Act.

     D. Registration of Securities and Bearer Form Securities
        -----------------------------------------------------

        1. Custodian will hold stocks and other registrable portfolio securities of the Funds registered in the name of the Funds or in the name of any nominee of Custodian for whose fidelity and liability Custodian will be fully responsible. Unless otherwise instructed, Custodian will register all such portfolio securities in the name of its authorized nominee or the nominee of a depository that has been registered with or approved by the Securities and Exchange Commission. All securities, and the ownership thereof by Trust, which are held by Custodian, its sub-custodian, nominee, correspondent, depository or the Federal Reserve Book Entry System hereunder, will be reflected in the records of Custodian and, where applicable, its sub-custodian.

        2. All securities issued in bearer form shall be maintained in that form and not be subject to re-registration in definitive form; that is, bearer form securities shall not be reregistered in the name of a nominee of Custodian, sub-custodian, or any depository, except upon specific instructions from Trust as to a given security. Bearer form securities shall be retained by Custodian or sub-custodian, unless deposited with a depository authorized by the Securities and Exchange Commission.

        3. At least quarterly, Custodian shall provide Trust an updated list of all securities held by Custodian including securities held by a sub-custodian, or re-deposited by Custodian (or sub-custodian) with a depository, Federal Reserve Bank, or correspondent bank.

        4. Trust will hold Custodian and its nominees harmless from any liability as a holder of record of any Assets.

     E. Release of Securities
        ---------------------

        Upon receipt of instructions as defined herein in Section V. "Instructions", Custodian will exchange, or cause to be exchanged, portfolio securities held by it for the account of the applicable Fund for other securities or cash issued or paid in connection with any reorganization, recapitalization, merger,

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        consolidation, split-up of shares, conversion or otherwise, and will deposit any such securities in accordance with the terms of any reorganization or protective or similar plan. Without instructions, Custodian is authorized to exchange securities held by it in temporary form for securities in definitive form, to transfer securities in connection with re-registration of the securities, to transfer Assets for examination by a broker or dealer in accordance with street delivery custom, and to effect an exchange of shares when the par value of the stock is changed. Upon receiving payment therefore, with the understanding that notwithstanding the foregoing Custodian may deliver or cause to be delivered securities for payment in accordance with prevailing market settlement practices and conditions, Custodian is authorized to surrender bonds or other securities held by it at maturity or when advised of earlier call for redemption with the understanding that notwithstanding the foregoing Custodian may deliver or cause to be delivered securities for payment in accordance with prevailing market settlement practices and conditions, except that Custodian shall receive instructions prior to surrendering any convertible security. In addition to the foregoing, on receipt of instructions Custodian may also release securities in the following circumstances: for purposes of effectuating a duly authorized plan of merger, liquidation, reorganization, consolidation or recapitalization of a Fund; in connection with any repurchase agreement entered into with respect to a Fund (cash of such Fund may also be released in connection with such repurchase agreement); in connection with a broker's custody of margin collateral relating to futures and options transactions; for the purpose of redeeming in kind shares of a Fund; and in connection with other purposes which are set forth in the instructions.

     F. Purchases of Investments of Trust - Other Than Options and Futures
        ------------------------------------------------------------------

        Trust will, on each business day on which a purchase of securities or foreign exchange for a Fund shall be made by it, deliver to Custodian instructions which shall specify with respect to each such purchase:

        1. The name of the issuer and description of the security and industry standard identification number;

        2. The number of shares or the principal amount purchased, and accrued interest, if any;

        3. The trade date;

        4. The settlement date;

        5. The purchase price per unit and the brokerage commission, taxes and other expenses payable in connection with the purchase;

        6. The total amount payable by the Fund upon such purchase;

        7. The name of the broker or dealer through whom the purchase was made and if applicable, the corresponding broker code;

        8. The name of the Fund and custody account number with respect to which purchase was made; and

        9. Settlement/Delivery instructions for U.S. domestic locations and international local market codes.

        In accordance with such instructions, Custodian will deliver or cause to be delivered monies from the account of the applicable Fund to the broker or other person specified in the instructions relating to such purchase, such delivery to be made only upon receipt of securities or other investment instruments therefor in such form as is satisfactory to Custodian, unless prevailing market settlement practices dictate otherwise.

     G. Sales and Deliveries of Investments of Trust - Other Than Options and
        ---------------------------------------------------------------------
        Futures
        -------

        Trust will, on each business day on which a sale of investment securities or foreign exchange of a Fund has been made, deliver to Custodian instructions specifying with respect to each such sale:

        1. The name of the issuer and description of the securities and industry standard identification number;

        2. The number of shares or principal amount sold, and the accrued interest, if any;

        3. The date on which the securities sold were purchased or other information identifying the securities sold and to be delivered;

        4. The trade date;

        5. The settlement date;

        6. The sale price per unit and the brokerage commission, taxes or other information identifying the securities sold and to be delivered;

        7. The total amount to be received by the Fund upon such sale;

        8. The name of the broker or dealer through whom the purchase was made and if applicable, the corresponding broker code;

        9. The name of the Fund and custody account number with respect to which the sale was made; and

       10. Settlement/Delivery instructions for U.S. domestic locations and international local market codes.

       In accordance with such instructions, Custodian will deliver or cause to be delivered the securities thus designated as sold for the account of the applicable Fund to the broker or other person specified in the instructions relating to such sale, such delivery to be made only upon receipt of payment therefor in such form as is satisfactory to Custodian, unless prevailing market settlement practices dictate otherwise.

    H. Purchases or Sales (or Exercise or Closing) of Security Options, Options
       ------------------------------------------------------------------------
       on Indices, Security Index Futures Contracts, Interest Rate Futures
       -------------------------------------------------------------------
       Contracts or Foreign Currency Futures Contracts or Options on Index
       -------------------------------------------------------------------
       Futures Contracts
       -----------------

       Trust will, on each business day on which a purchase or sale or exercise or closing of the following options and/or futures shall be made by it, deliver to Custodian instructions which shall specify with respect to each such purchase or sale or exercise or closing the information set forth below. With respect to purchases of such options and/or futures in accordance with such instructions Custodian will pay for such Assets out of monies held for the Account of the applicable Fund and receive the portfolio Assets so purchased by or for the Account of the applicable Fund; such payment will be made only upon receipt by Custodian of the Assets so purchased in form for transfer satisfactory to Custodian and in accordance with prevailing market practice.

       With respect to the sale, exercise or closing of such options and/or futures, in accordance with such instructions Custodian will delivery or causes to be delivered the futures and/or options so designated in such instructions to the broker or other person specified in the instructions, such delivery to be made in such form as is satisfactory to Custodian and in accordance with customs prevailing with respect to futures or options, only upon receipt of payment therefor.

       1.  Security Options

           a.  The underlying security;

           b.  The price at which purchased or sold;

           c.  The expiration date;

           d.  The number of contracts;

           e.  The exercise price;

           f. Whether the transaction is an opening, exercising, expiring or closing transaction;

           g.  Whether the transaction involves a put or call;

           h.  Whether the option is written or purchased;

           i. The name of the broker or dealer through whom the purchase was made and if applicable, the corresponding broker code;

           j. The name of the Fund and custody account number with respect to which the purchase or sale was made; and

           k.  Trade Date and Settlement Date.

       2.  Options on Indices

           a.  The index;

           b.  The price at which purchased or sold;

           c.  The exercise price;

           d.  Number of contracts;

           e.  Trade date and settlement date;

           f.  The expiration date;

           g. Whether the transaction is an opening, exercising, expiring or closing transaction;

           h.  Whether the transaction involves a put or call;

           i.  Whether the option is written or purchased;

           j. The name of the broker or dealer through whom the sale or purchase was made and if applicable, the corresponding broker code, and other applicable settlement instructions; and

           k. The name of the Fund and custody account number with respect to which the purchase or sale was made.

       3. Security Index Futures Contracts, Interest Rate Futures Contracts or Foreign Currency Futures Contracts

           a. The last trading date specified in the contract and, when available, the closing level, thereof;

           b. The index level, or value of the underlying security or currency on the date the contract is entered into;

           c.  The multiple;

           d. Any margin requirements identifying the securities pledged as collateral;

           e. The name and address of the futures commission merchant and applicable broker code through whom the sale or purchase was made, and other applicable settlement instructions;

           f. The name of the Fund and custody account number for which the purchase or sale was made;

           g.  Trade date and settlement date;

           h.  Expiration of the contract;

           i.  Number of contracts;

           j. Information regarding the position of the contract being "long" or "short"; and

           k. Whether the transaction involves an opening, exercising, expiring or closing transaction.

       4.  Options on Index Futures Contracts

           a.  The underlying index futures contract;

           b.  The premium;

           c.  The expiration date;

           d.  The number of options;

           e.  The exercise price;

           f. Whether the transaction involves an opening, exercising, expiring or closing transaction;

           g.  Whether the transaction involves a put or call;

           h.  Whether the option is written or purchased;

           i.  The market on which the option is traded;

           j. The name of the Fund and custody account number for which the option is traded;

           k.  Trade date and settlement date;

           l. The name of the broker or dealer through whom the sale or purchase was made and if applicable, the corresponding broker code, and other applicable settlement instructions.

     I. Securities Pledged or Loaned
        ----------------------------

        1. Upon receipt of instructions, Custodian will release or cause to be released securities held in custody to the pledgee designated in such instructions by way of pledge or hypothecation to secure any loan incurred by a Fund; provided, however, that the securities shall be released only upon payment to Custodian of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, further securities may be released or caused to be released for that purpose upon receipt of instructions; Custodian will pay, but only from funds available for such purpose, any such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing such loan.

        2. Custodian will release securities held in custody to a borrower in accordance with a securities lending agreement agreed to by Trust.

     J. Routine Matters
        ---------------

        Custodian will, in general, attend to all routine and mechanical matters agreed to by Custodian in connection with the sale, exchange, substitution, purchase, transfer, or other dealings with securities or other property of the Funds except as may be otherwise provided in this Agreement or directed from time to time by the Board. For clarity, Custodian shall not be under any duty to take any action on behalf of Trust except as specifically set forth herein.

     K. Cash and Deposits
        -----------------

        All monies received by Custodian from or for the Account of a Fund shall be credited to said Account, barring events not in control of Custodian including strikes, lockouts or labor disputes, riots, war or equipment or transmission failure or damages, fire, flood, earthquake or other natural disaster, action or inaction of governmental authority or other causes beyond its control, at 8:00 a.m., Eastern time, on the next business day after deposit of any check into such Account, and will be available for withdrawal by Trust in the form of Federal Funds. Custodian may open and maintain an account in such other banks or trust companies as may be designated by Custodian, such account, however, to be in the name of the applicable Fund and subject only to the Custodian's draft or order. Any cash maintained by Trust with Custodian under this Agreement with respect to a particular Fund, wherein there is deposited cash, interest, dividends or the proceeds of security sales, shall be deemed to be a part of the Account for such Fund and shall be subject to all of the other terms and provisions of the Agreement.

     L. Sweep Accounts
        --------------

        PFPC Trust will sweep any net excess cash balances daily into an investment vehicle or other instrument designated in writing by the Fund (from which PFPC Trust may receive compensation), so long as the vehicle or instrument is acceptable to PFPC Trust.

     M. Income and Other Payments to Trust
        ----------------------------------

        Dividends, interest payments and final principal redemptions with respect to registered United States domestic securities (i.e., securities having an industry CUSIP number) shall be credited to the applicable Fund on payable date. Dividends, interest payments and final principal redemptions with respect to foreign securities shall only be credited to the applicable Fund on payable date to the extent that the applicable foreign sub-custodian so credits such amounts; provided however dividends, interest payments and final principal redemptions with respect to foreign securities held in EAFE countries will be credited on payable date unless the market practice and conditions with respect to such securities dictate otherwise. No amount will be credited on payable date with respect to securities that are in default.

        Custodian will actively:

        1. Claim, collect and receive and deposit for the Account of each Fund of Trust all income and other payments (including, but not limited to, dividends, stock dividends, rights and other similar items) which become due and payable on or after the effective date of this Agreement with respect to the securities deposited under this Agreement, and credit the Account of each Fund of Trust with such income;

        2. Take such other action as may be necessary or proper connection with:

            a. the collection, receipt and deposit of such income and other payments, including but not limited to the presentation for payment of:

                (1)  all coupons and other income items requiring presentation;
                     and

                (2) all other securities which may mature or be called, redeemed, retired or otherwise become payable and regarding which Custodian has actual knowledge, or notice; and

            b. the endorsement for collection, in the name of each Fund of Trust, of all checks, drafts or other negotiable instruments.

        If Custodian in its sole discretion credits an Account with respect to
        (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of Custodian's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of Custodian's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) Custodian is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation Custodian is required to repay to a third party such amounts so credited, or if any property has been incorrectly credited, Custodian shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from Trust. Trust hereby grants a first priority contractual possessory security interest in and a right of set off against the assets maintained in an Account hereunder in the amount necessary to secure the return and payment to Custodian of any credit made by Custodian (including charges related thereto) to such Account.

        All collections of monies or other property in respect, or which are to be come part, of the Assets maintained hereunder shall be at the sole risk of Trust. If payment is not received by Custodian within a reasonable time after proper demands have been made, Custodian shall notify Trust in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from Trust. Custodian shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. Custodian shall also notify Trust as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide Trust with periodic status reports of such income collected after a reasonable time.

     N. Payment of Dividends and other Distributions
        --------------------------------------------

        Upon receipt of instructions, Custodian will pay to Trust's transfer agent, as agent for the shareholders, an amount equal to the amount of dividends and distributions stated in the instructions to be distributed in cash by the transfer agent to shareholders, or, in lieu of paying Trust's transfer agent, Custodian may arrange for the direct payment of cash dividends and distributions to shareholders in accordance with procedures mutually agreed upon from time to time by and among Trust, Custodian and Trust's transfer agent.

     O. Proxies and Notices
        -------------------

        Custodian or its nominee will promptly deliver or mail or have delivered or mailed to Trust all proxies (properly signed to the extent Custodian is the registered owner of the security to which the proxy relates), all notices of meetings, all proxy statements and other notices, requests or announcements affecting or relating to securities held by Custodian for a Fund, provided the same have first been received by Custodian in its capacity as custodian for the Fund. Neither Custodian nor its nominee shall vote any proxy. Neither Custodian nor its nominee shall take any voluntary corporate action, except in accordance with instructions and provided that such instructions are received by Custodian within such time frames as Custodian shall required. Custodian shall carry out mandatory corporate actions in accordance with its standard operating procedures. Responses to class actions are the responsibility of Trust.

     P. Disbursements
        -------------

        Custodian will pay or cause to be paid bills, statements and other obligations, or other amounts on behalf of, Trust or a Fund (including but not limited to obligations in connection with the conversion, exchange or surrender of securities owned by a Fund, interest charges, dividend disbursements, taxes, management fees, custodian fees, legal fees, auditors' fees, transfer agents' fees, brokerage commissions, compensation to personnel, and other operating expenses of Trust or a
        Fund) pursuant to instructions of Trust setting forth the name of the person to whom payment is to be made, the amount of the payment, the Fund to be charged, and the purpose of the payment. Notwithstanding the foregoing, Custodian shall be entitled to deduct its fees and expenses in accordance with the arrangement agreed in the fee letter between Custodian and Trust.

     Q. Daily Statement of Accounts.
        ----------------------------

        Custodian will, within a reasonable time, render to Trust as of the close of business on each day, a detailed statement of the amounts received or paid and of securities received or delivered for the account of each Fund of Trust during said day. Custodian will, from time to time, render in its standard format, a detailed statement of the securities and monies held for one or more of the Funds under this Agreement, and Custodian will maintain such books and records as are necessary to enable it to do so and will permit such persons as are authorized by Trust, and if demanded, federal and state regulatory agencies to examine the securities, accounts, books and records of Trust. In any requested review by a regulatory authority of Trust's accounts and records maintained by Custodian, Custodian will furnish any information or reports regarding accounts and records of Trust which may be requested in order to ascertain whether the operations of Trust are being conducted in a manner consistent with applicable laws and regulations. Upon the instructions of Trust or as demanded by federal or state regulatory agencies, Custodian will instruct a sub-custodian to permit such persons as are authorized by Trust and if demanded, federal and state regulatory agencies to examine the books, records and securities held by sub-custodian which relate to Trust.

        Custodian acknowledges and understands that Trust engages in securities lending and overnight investing (often through repurchase transactions). In connection therewith, Custodian agrees to provide to Trust, to any portfolio manager of Trust, to the Adviser of Trust, or to any third party authorized by Trust, securities holdings, and sale transaction information, on a real time basis or at such times as may be required in order for such parties to conduct securities lending and overnight investment programs. Custodian agrees to use reasonable efforts to cooperate with Trust, its Adviser, its portfolio managers, and authorized third party lending agents and overnight investment agents to facilitate communications, and to permit and use reasonable efforts to help facilitate on-line access and appropriate interfaces to facilitate computer and personal access to such information as is necessary to effect securities lending and overnight investment programs.

     R. Appointment of Sub-Custodian
        ----------------------------

        1. Notwithstanding any other provisions of this Agreement, all or any of the monies or securities of Trust may be held in Custodian's own custody or one or more other banks or trust companies acting as sub-custodians as may be selected by Custodian. For clarification, references herein to a "sub-custodian" include a foreign sub-custodian. Any such sub-custodian must have the qualifications required for custodian under the 1940 Act. The sub-custodian may participate directly or indirectly in the Depository Trust Company, any other depository, or the Treasury/Federal Reserve Book Entry System (as such entity is defined at 17 CFR Sec. 270.17f-4(b)). The sub-custodian may also participate directly or indirectly in any foreign securities depository or clearing or settlement system. Use of any depository, clearing or settlement system or book-entry system will subject Trust to the rules, regulations and practices applicable to that depository, clearing or settlement system or book-entry system.

        2.  Monitoring Responsibilities. Custodian shall furnish annually to
            ---------------------------
            Trust, upon the request of Trust, industry standard information concerning any sub-custodian and any foreign sub-custodians utilized to maintain Trust Assets.

     S. Accounts and Records
        --------------------

        1. Custodian shall allow, upon not more than 48 hours' notice and during the course of Custodian's regular business hours, any insurance or banking authority authorized by Trust to inspect the securities held by Custodian and all of Custodian's records pertaining to Trust's securities held by Custodian.

        2. Custodian relies upon Trust to furnish, in writing, accurate and timely information to complete Trust's records and perform Custodian's other duties contemplated herein.

        3. Custodian shall incur no liability and Trust shall indemnify and hold harmless Custodian from and against any liability arising from any failure of Trust to furnish such information in a timely and accurate manner, even if Trust subsequently provides accurate but untimely information.

     T. Accounts and Records Property of Trust
        --------------------------------------

        Custodian acknowledges that all of the accounts and records maintained by Custodian pursuant to this Agreement are the property of Trust, and will be made available to Trust for inspection or reproduction within a reasonable period of time, upon demand. Custodian will assist Trust's independent auditors, or upon approval of Trust, or upon demand, any regulatory body, in any requested review of Trust's accounts and records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon reasonable request for information from the Trust, Custodian will supply necessary requested data in Custodian's possession for Trust's completion of any necessary tax returns, questionnaires, periodic reports to regulatory authorities and Shareholders and such other reports and information requests as Trust and Custodian shall agree upon from time to time.

     U. Adoption of Procedures
        ----------------------

        Custodian may conclusively assume that no procedure approved by Trust, or directed by Trust, conflicts with or violates any requirements of its prospectus, Declaration of Trust, Bylaws, or any rule or regulation, or any regulatory body or governmental agency. Trust will be responsible to notify Custodian of any changes in state statutes, regulations, rules or policies which might necessitate changes in Custodian's responsibilities.

     V. Advances
        --------

        In the event that a payment necessary to settle a transaction or to otherwise meet a payment obligation authorized by instructions or by this Agreement would exceed the monies available for such payment, Custodian may in its absolute discretion (but shall not be obligated to) advance or arrange for the advancement of such excess amount, which advance shall be considered a loan payable upon demand and shall bear interest at the rate customarily charged by the provider of the advance for similar transactions. Trust hereby grants a first priority contractual possessory security interest in and a right of set off against the assets maintained hereunder with respect to a particular Fund in the amount necessary to secure the return and payment to Custodian of any advance made by Custodian (including charges related thereto) with respect to such Fund

     W. Tax Reclaims.
        -------------

        1. Custodian shall perform tax reclaim services with respect to taxation levied by the revenue authorities in each country in which Trust invests, provided such country has a tax reclaim procedure. In connection therewith and subject to the provisions of this Section W, Custodian shall apply for and use reasonable efforts to obtain a reduction of withholding tax and any refund of any tax paid or tax credits which apply in respect of income payments on the Assets for Trust's benefit which Custodian is aware may be available to Trust.

        2. The provision of tax reclaim services by Custodian is conditional upon Custodian's receiving from Trust or, to the extent the Assets are beneficially owned by others, from each beneficial owner, (a) such information as is required by applicable law and (b) such other information as Custodian may request. Trust acknowledges that, if Custodian does not receive such information Custodian shall be unable to provide tax reclaim services.

        3. Custodian shall have no responsibility with regard to Trust's tax position or tax status in any jurisdiction.

        4. Trust confirms that Custodian is authorized to disclose any information requested by any revenue authority or any governmental body in relation to Trust or the securities and/or cash held for Trust.

     X. Custodian agrees to provide the following documents, containing the information specified below, to Trust which it typically provides to its clients.

        A. Tax News Updates (contains information regarding withholding tax and double taxation treaties and other market changes relating to tax issues).

        B. Market Information Updates (contains information regarding market changes in countries in which clients invest; this may include issues as diverse as a currency devaluation or a procedural change on tax withholding in a particular country).

        C. Market Profiles...(contains information regarding each market, such as the forms and types of instruments traded, stock exchange, securities identification system, depositories/clearing agencies, registration, standard settlement cycles, income collection and securities lending).

        D. Market Flashes (contains information regarding regulatory changes, tax rate changes, market conditions, general exchange and depository information).

        E. Tax Documentation Package (contains tax documentation relevant to various jurisdictions in which clients invest).

        F. Country Specific Account Opening Package (contains information regarding documentation required for opening an account).

IV.  DUTIES OF CUSTODIAN WITH RESPECT TO PROPERTY OF TRUST HELD OUTSIDE OF THE
     -------------------------------------------------------------------------
     UNITED STATES.
     --------------

     A. Assets to be Held.  Trust shall limit the securities and other assets
        ------------------
        maintained in the custody of the foreign sub-custodians to those assets referenced in Rule 17f-5 under the 1940 Act or other applicable rule or regulation. Assets of the Trust may also be maintained in foreign securities depositories.

     B. Identification of Securities.  Custodian shall identify on its books as
        -----------------------------
        belonging to the Funds, the foreign securities of the Funds held by each foreign sub-custodian and each foreign securities depository. Each agreement pursuant to which Custodian employs a sub-custodian shall, to the extent consistent with relevant laws, rules and practices, require that such institution establish a custody account for Custodian or Trust or the respective Funds. In the event that such sub-custodian deposits the Funds' securities in a foreign securities depository, the sub-custodian shall, to the extent consistent with relevant laws, rules and practices, identify on its books as belonging to Custodian as agent for its customers, the securities so deposited.

     C. Branches of U.S. Banks.  The provisions of this Section IV. shall not
        -----------------------
        apply where the custody of Trust assets is maintained in a foreign branch of a banking institution which is a "bank" as defined by Section 2(a) (5) of the 1940 Act which meets the qualification set forth in
        Section 26(a) of said Act. The appointment of any such branch as a sub-custodian shall be governed by Sub-Section III.R.1. of this Agreement.

     D. Foreign Exchange.  Custodian or sub-custodians may enter into or arrange
        ----------------
        foreign exchange transactions in order to facilitate transactions in Assets with respect to the Funds, and such entities and/or their affiliates may receive compensation in connection with such foreign exchange transactions.

     E. Additional Matters with Respect to Property of the Funds Held Outside
        ---------------------------------------------------------------------
        the United States.
        -----------------

        1.  Shareholder Rights.  With respect to the foreign securities held
            ------------------
            pursuant to this Agreement, Custodian will use reasonable commercial efforts to facilitate the exercise of voting and other shareholder rights, subject always to the limitations on Custodian's responsibilities set forth in Section III. O. above and to the laws, regulations and practical constraints that may exist in the country where such securities are issued or maintained. Trust acknowledges that local conditions, including lack of regulations, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of Trust to exercise shareholder rights.

        2.  Tax Law.  Custodian shall have no responsibility or liability for
            -------
            any obligations now or hereafter imposed on Trust, the Funds or Custodian as custodian of the Funds by the tax law of the United States or of any state or political subdivision thereof. It shall be the responsibility of Trust to notify Custodian of the obligations imposed on Trust with respect to the Funds or Custodian as custodian of the Funds by the tax law of countries other than those mentioned in the above sentence, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of Custodian with regard to such tax law shall be to as set forth in
            Section III. W.

 V.  INSTRUCTIONS.  The term "instructions", as used herein, means written
     -------------
     instructions to Custodian from a designated representative of Trust or a person reasonably believed by Custodian to be such a representative. Certified copies of Resolutions of the Board naming one or more designated representatives to give instructions in the name and on behalf of Trust, may be received and accepted from time to time by Custodian as conclusive evidence of the authority of any designated representative to act for Trust and may be considered to be in full force and effect (and Custodian will be fully protected in acting in reliance thereon) until receipt by Custodian of notice to the contrary. Unless the Resolution delegating authority to any person to give instructions specifically requires that the approval of anyone else will first have been obtained, Custodian will be under no obligation to inquire into the right of the person giving such instructions to do so. Notwithstanding any of the foregoing provisions of this Section V., no authorizations or instructions received by Custodian from Trust, will be deemed to authorize or permit any trustee, officer, employee, or agent of Trust to withdraw any of the securities or similar investments of Trust upon the mere receipt of such authorization or instructions from such trustee, officer, employee or agent.

     Notwithstanding any other provision of this Agreement, Custodian, upon receipt (and acknowledgment if required at the sole discretion of Custodian) of the instructions will use reasonable efforts to undertake to deliver for a Fund's account monies, (provided such monies are on hand or available) in connection with the Fund's transactions and to wire transfer such monies to such broker, dealer, sub-custodian, bank or other agent specified in such instructions.

VI.  STANDARDS OF CARE AND LIABILITY OF CUSTODIAN:
     --------------------------------------------

     A. Custodian shall be liable to Trust for any failure to meet any standard of care described below and as otherwise described below.

         1. Custodian's Standard of Care for Services. In connection with all
            -----------------------------------------
            the duties and responsibilities of Custodian under this Agreement, Custodian shall exercise the standard of reasonable care, prudence and diligence that a professional custodian engaged in the custody of mutual funds and having professional expertise in financial and securities processing transactions and custody for mutual funds would observe. Custodian shall be liable for any loss incurred by Trust as the result of the action or omission of a sub-custodian only to the extent that such loss is the result of the sub-custodian's negligence or willful misconduct (such negligence or willful misconduct to be measured against industry standards in the jurisdiction to which the particular transaction relates); Custodian's liability for any loss of assets resulting from such negligence or willful misconduct will not exceed the fair market value of such assets, at the time of such negligence or willful misconduct. Notwithstanding anything in this Agreement to the contrary, Custodian shall not be liable for any action or omission of any depository, clearing or settlement system, book-entry system, transfer agent or registrar of uncertificated securities, or other similar entity, and no depository, clearing or settlement system, book-entry system, transfer agent or registrar of uncertificated securities, or other similar entity will be considered an agent or sub-custodian of Custodian.

         2. Additional Provisions Regarding Custodian's Liability.  Custodian
            -----------------------------------------------------
            shall have strict liability for and assume the entire responsibility for physical loss, damage or injury to United States domestic custodied physical/certificated Assets occasioned by robbery, burglary, fire, theft or mysterious disappearance irrespective of whether such loss, damage or injury occurs while such Assets are in possession of Custodian or any domestic sub-custodian, including any officers, directors and employees thereof (hereinafter, "Affiliates").

            In addition to the provisions of Section VI.A.1., Custodian will be liable for any loss of any United States domestic uncertificated Assets arising out of the negligence or willful misconduct of Custodian or its Affiliates. In the event of such loss of such Assets, upon Trust's demand, Custodian will promptly cause said Assets to be replaced with Assets of like kind and quality, together with all rights and privileges pertaining thereto, or, if acceptable to Trust, remit cash equal to the fair market value of such Assets as of the date when the loss was discovered, which acceptance will not unreasonably be denied.

         3. Indemnification of Custodian.  Custodian shall be held to the
            ----------------------------
            standards provided in this Section VI.A. in carrying out this Agreement, and provided such standards are met, shall be indemnified by, and shall be without liability to, Trust for any action taken or omitted by Custodian in good faith without negligence or willful misconduct.

         4. Subrogation to Claims against Foreign Sub-Custodian.  At Trust's
            ----------------------------------------------------
            election, the Funds shall be entitled to be subrogated to the rights of Custodian with respect to any claims against a foreign sub-custodian as a consequence of any such loss, damage, cost, expense, liability or claim if and to the extent that the Funds have not been made whole for any such loss, damage, cost, expense, liability or claim.

         5. Custodian may request and obtain the advice and opinion of counsel (reasonably selected by Custodian) with respect to questions or matters of law, and it shall be without liability to Trust for any action taken or omitted by it in good faith, in conformity with such advice or opinion.


     B. Custodian may rely upon statements of Trust's independent certified public accountants and any representative of Trust authorized to give instructions, and Custodian shall not be liable for any actions taken, in good faith, upon such statements.

     C. If Trust requires Custodian in any capacity to take, with respect to any securities, any action which involves the payment of money by it, or which in Custodian's opinion might make it or its nominee liable for payment of monies or in any other way, Custodian, upon request to Trust shall be and be kept indemnified by Trust in an amount and form satisfactory to Custodian against any liability on account of such action.

     D. Custodian shall be protected in acting or not acting as custodian hereunder upon any instructions, advice, opinion notice, request, consent, certificate or other instrument or paper received from counsel (as provided in Section VI.A.4 above) or received from a person authorized by Trust (or from a person reasonably believed by Custodian to be such a person). Nothing in this Agreement shall require Custodian to seek or to follow any such instructions, advise, opinion, notice, request, consent, certificate or other instrument or paper.

     E. Without limiting the generality of the foregoing, Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:

         1. The legality of the purchase of any security by or for a Fund or evidence of ownership required by Trust to be received by Custodian, or the propriety of the decision to purchase or amount paid therefore;

         2. The legality of the sale of any securities by or for a Fund, or the propriety of the amount for which the same are sold;

         3. The legality of the issue or sale of any beneficial interest of Trust, or the sufficiency of the amount to be received therefore;

         4. The legality of the repurchase or redemption of any shares of beneficial interest of, or the propriety of the amount to be paid therefore;

         5. The legality of the declaration of any dividend of a Fund by Trust, or the legality of the issue of any shares of beneficial interest of a Fund of Trust in payment of any stock dividend; or

         6. The general risk of investing (including without limit the risks relating to investing or maintaining Assets in any particular jurisdiction).

     F. Notwithstanding anything in this Agreement to the contrary, neither Custodian nor any of its affiliates or nominees will be liable for (i) any consequential, special or indirect losses or damages (whether or not the likelihood of such losses or damages was known by Custodian or its affiliates or nominees) or (ii) any losses or damages beyond Custodian's or its affiliates' or nominees' or sub-custodian's reasonable control.

     G. Custodian agrees to comply with the requirements of the 1940 Act and the requirements of material laws, rules and regulations of governmental authorities having jurisdiction over Custodian with respect to the duties to be performed by Custodian herein. Custodian assumes no responsibility for compliance by Trust or any other entity.

VII.  COMPENSATION.  Trust will pay to Custodian such compensation as may be
      ------------
      agreed to in writing by the parties from time to time.

VIII. TERMINATION.  The initial term of this Agreement shall be one year, and
      ------------
      thereafter either party to this Agreement may terminate the same by notice in writing, delivered or mailed, postage prepaid, to the other party hereto and received not less than sixty (60) days prior to the date upon which such termination will take effect. Subject to the foregoing and the other terms hereof, Trust may terminate this Agreement without payment of any penalty, forfeiture, compulsory buyout amount or performance of any other obligation which would deter termination. Notwithstanding the foregoing, should Custodian fail to be registered with its appropriate regulatory authority as a custodian at any time during the term of this Agreement and such failure to remain so registered does not permit Custodian to lawfully conduct its activities, Trust may, on written notice to Custodian, terminate this Agreement and should either party (the "Breaching Party") be in material breach of any provision of this Agreement which breach is not cured prior to the thirty
      (30) day period after the other party (the Non-Breaching Party") has given such the Breaching Party written notice specifying the details of the such material breach, the Non-Breaching Party may, on written notice to the Breaching Party, terminate this Agreement. Upon termination of this Agreement, Trust will pay to Custodian such compensation and such reimbursable disbursements, fees, costs and expenses paid or incurred to such date and Trust will use its best efforts to obtain a successor custodian. In addition, in the event Trust gives notice of termination (unless such termination is derived from Custodian's failure to maintain its registration or other material breach of any provision of this Agreement) or Custodian gives notice of termination due to Trust's material breach, all reasonable expenses associated with the conversion to a successor custodian will be borne by Trust, provided, however, no such expenses shall be payable in the event PFPC gives notice of termination (unless such termination is derived from Trust's material breach of any provision of this Agreement). Custodian will, upon termination of this Agreement and (at Custodian's discretion) upon deduction of its accrued and estimated fees expenses which are due and payable under the terms of this Agreement, deliver to the successor custodian so specified or appointed, at Custodian's office, all securities then held by Custodian hereunder, duly endorsed and in form for transfer, all funds, records and other properties of Trust deposited with or held by Custodian hereunder, or will cooperate in effecting changes in book-entries at the Depository Trust Company or in the Treasury/Federal Reserve Book Entry System pursuant to 31 CFR Sect. 306.118. In the event Trust does not designate a successor custodian on or before the date when such termination becomes effective, then Custodian will deliver the securities, funds, records and properties of Trust to a bank or trust company at the selection of Custodian and meeting the qualifications for Custodian, if any, set forth in the Bylaws of Trust and the 1940 Act and having not less than two million dollars ($2,000,000) aggregate capital, surplus and undivided profits, as shown by its last published report. Upon either such delivery to a successor custodian, Custodian will have no further duties under this Agreement, although any liabilities and indemnities pursuant to Section
      VI. of this Agreement will survive termination of this Agreement. Thereafter such bank or trust company will be entitled to reasonable compensation for its services. In the event that no such successor custodian can be found, Trust will submit to its shareholders, before permitting delivery of the cash and securities owned by Trust to anyone other than a successor custodian, the question of whether Trust will be liquidated or function without a custodian. Notwithstanding the foregoing requirement as to delivery upon termination of this Agreement, Custodian may make any other delivery of the securities, funds, records and property of the Funds which is permitted by the 1940 Act, Trust's Declaration of Trust and Bylaws then in effect or apply to a court of competent jurisdiction for the appointment of a successor custodian. Custodian shall have a security interest in and shall have a right of setoff against Trust's Assets as security for the payment of its fees, compensation, costs and expenses.

 IX.  NOTICES.  Notices, requests, instructions and other writings received by
      --------
      Trust at Pacific Funds 700 Newport Center Drive, Newport Beach, CA 92660 Attention Robin Yonis or at such other address as Trust may have designated to Custodian in writing, will be deemed to have been properly given to Trust hereunder; and notices, requests, instructions and other writings received by Custodian as its offices at PFPC Trust Company, 8800 Tinicum Boulevard, Philadelphia, PA 19153 Attention: Mutual Fund Custody Department or to such other address as it may have been designated to Trust in writing, will be deemed to have been properly given to Custodian hereunder.

  X.  CONFIDENTIALITY.  Custodian, sub-custodian, or any agent thereof shall not
      ----------------
      disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in the Agreement, will keep confidential any information obtained pursuant to the arrangements under this Agreement and will disclose such information only if Trust has authorized such disclosure. The foregoing obligations shall not apply to information which (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a required of a court order, subpoena, governmental or regulatory agency or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or
      (g) has been or is independently developed or obtained by the receiving party.

 XI.  RESERVATION OF AUTHORITY.  Notwithstanding any other provision of this
      -------------------------
      Agreement, it is understood and agreed that Trust shall at all times retain the ultimate responsibility for direction and control of all services provided pursuant to this Agreement, and retain the right to direct, approve, or disapprove any action hereunder, which responsibility and right shall be reasonably exercised; provided that Custodian shall not be under any duty to take any action on behalf of Trust except as specifically set forth herein.

XII.  MISCELLANEOUS.
      --------------

      A. This Agreement is executed and delivered in the State of Delaware and shall be governed by the laws of said state.

      B. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successor and assigns of the parties hereto.

      C. No provisions of the Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by both parties hereto.

      D. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction of effect.

      E. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

      F. If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

      G. This Agreement may not be assigned by either party without prior written consent of the other party, provided that (upon sixty (60) days prior written notice to Trust) Custodian may assign this Agreement to an affiliate of Custodian.

      H. If any provision of the Agreement, either in its present form or as amended from time to time, limits, qualifies or conflicts with the 1940 Act and the rules and regulations promulgated thereunder, such statutes, rules and regulations shall be deemed to control and supersede such provision without nullifying or terminating the remainder of the provisions of this Agreement.

      I. A copy of the Certificate of Trust is on file with the Secretary of the State of Delaware. The Certificate of Trust has been executed on behalf of Trust by a Trustee of Trust is her capacity as Trustee of Trust and not individually. The obligations of this Custody Agreement shall be binding upon the assets and property of Trust and shall not be binding upon any Trustee, Officer or shareholder of Trust individually.

      J. Custodian shall retain title to and ownership of any and all of its data bases, computer programs, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets (which are disclosed to the Trust as such), and other related legal rights and derivative works thereof, utilized by Custodian in connection with the services provided under this Agreement by Custodian to Trust.

      K. Notwithstanding the above, Custodian agrees that Trust and/or its employees and agents, shall be free to use and employ their general know-how, skills, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques or skills gained or learned during the course of any services performed hereunder, subject to their obligations with respect to confidentiality set forth in this Agreement and also subject to PFPC's intellectual property rights.

      L. Except as expressly provided in this Agreement, Custodian hereby disclaims all representations and warranties, express or implied, made to Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. Custodian disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

      Custodian represents that it does meet all requirements of a custodian of
      Section 17(f) of the 1940 Act and any Rules thereunder and agrees to immediately notify Trust in the event that Custodian, for any reason, no longer meets such requirements.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers to be effective as of the date first above written.

PFPC TRUST COMPANY                    PACIFIC FUNDS

By: /s/ Joseph Gramlich              By: /s/ Diane N. Ledger
   -----------------------              -----------------------
Name:  Joseph Gramlich               Name:  Diane N. Ledger
     ---------------------
Title: Chairman                      Title: Vice President & Assistant Secretary
      --------------------

                                   EXHIBIT 1

                                     Funds

PF AIM Blue Chip Fund
PF AIM Aggressive Growth Fund
PF INVESCO Health Sciences Fund
PF INVESCO Technology Fund
PF Janus Strategic Value Fund
PF Janus Growth LT Fund
PF Lazard International Value Fund
PF MFS Mid-Cap Growth Fund
PF MFS Global Growth Fund
PF PIMCO Managed Bond Fund
PF Pacific Life Money Market Fund
PF Salomon Brothers Large-Cap Value Fund